Exhibit 10.8

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) entered into as of July 18, 2012, sets forth the terms and conditions of an award (this “Award”) of restricted stock granted by Upstream Worldwide, Inc., a Delaware corporation (the “Company”), to [See Schedule I] (the “Recipient”) outside of the 2008 Equity Incentive Plan.

1. Award. The Recipient was granted 1,000,000 shares of restricted common stock (“Restricted Stock”). All certificates issued shall contain an appropriate restrictive legend. This Agreement replaces any and all restricted stock agreements between the parties, if any, with respect to this Award.

2. Vesting/Forfeiture.

(a) The shares of Restricted Stock are fully vested. The Restricted Stock shall be unregistered unless the Company voluntarily files a registration statement covering such shares with the Securities and Exchange Commission.

(b) Notwithstanding any other provision of this Agreement, at the discretion of the Board of Directors or the Compensation Committee, all shares of Restricted Stock subject to this Agreement shall be immediately forfeited in the event of:

(1) Purchasing or selling securities of the Company in violation of the Company’s insider trading guidelines then in effect;

(2) Breaching any duty of confidentiality including that required by the Company’s insider trading guidelines then in effect;

(3) Competing with the Company; or

(4) Recruitment of Company personnel after ceasing to be a director of the Company.

3. Profits on the Sale of Certain Shares; Cancellation. If any of the events specified in Section 2(b) of this Agreement occur within one year from the last day the Recipient last served as a director of the Company (the “Termination Date”), all profits earned from the Recipient’s sale of the Restricted Stock during the two-year period commencing one year prior to the Termination Date shall be forfeited and forthwith paid by the Recipient to the Company. Further, in such event, the Company may at its option cancel the shares of Restricted Stock issued under this Agreement. The Company’s rights under this Section do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

4. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar overnight next business day delivery, or by facsimile delivery followed by overnight next day delivery, as follows:

The Recipient:	_______________________ _______________________ _______________________

The Company:	Upstream Worldwide, Inc. 413 North Federal Highway Ft. Lauderdale, FL 33301 Facsimile: (954) 915-1525 Attention: Michael Brachfeld

with a copy to:	Michael D. Harris, Esq. Nason, Yeager, Gerson, White & Lioce P.A. 1645 Palm Beach Lakes Blvd. Suite 1200 West Palm Beach, FL 33401 Facsimile: (561) 686-5442

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

6. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fee, costs and expenses.

7. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected hereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

8. Entire Agreement. This Agreement represents the entire agreement and understanding between the parties and supersedes all prior negotiations, understandings, representations (if any), and agreements made by and between the parties. Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement

2

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

10. Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

11. Tax Obligations. The Recipient agrees to pay to the Company all federal, state and local taxes of any kind required by law to be withheld and remitted by the Company on behalf of the Recipient with respect to the Restricted Stock (the “Tax Obligations”). If the Recipient does not make full payment to the Company to timely satisfy the Tax Obligations, the Company shall have the right to withhold from any payment of any kind otherwise due to the Recipient from the Company any amounts necessary to satisfy the Tax Obligations.

[Signature Page To Follow]

3

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date aforesaid.

WITNESSES:	UPSTREAM WORLDWIDE, INC.

By:
Michael Brachfeld, Chief Financial Officer

RECIPIENT

4

Schedule I

Recipients

Michael Brauser

Sergio Zyman

5